SHAREHOLDER MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 54,668,712 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                 WITHHELD
                                       FOR                      AUTHORITY
James F. Carlin                      54,051,701                  617,011
Richard P. Chapman, Jr.              54,036,233                  632,479
William H. Cunningham                54,055,513                  613,199
Ronald R. Dion                       54,062,115                  606,597
Charles L. Ladner                    54,055,660                  613,052
Dr. John A. Moore                    54,046,732                  621,980
Patti McGill Peterson                54,048,173                  620,539
Steven R. Pruchansky                 54,060,608                  608,104
James A. Sheperdson                  54,058,749                  609,963